Exhibit 17.f

MERRILL LYNCH
COLORADO
MUNICIPAL
BOND FUND


FUND LOGO


Annual Report

July 31, 2000


This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.


Merrill Lynch Colorado
Municipal Bond Fund
Merrill Lynch Multi-State
Municipal Series Trust
Box 9011
Princeton, NJ
08543-9011


Printed on post-consumer recycled paper


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


TO OUR SHAREHOLDERS

The Municipal Market Environment
During the six months ended July 31, 2000, US domestic economic growth remained robust. After growing at a 4.2% annual rate in 1999, US domestic economic growth expanded at a 4.8% rate during the first quarter of 2000 and at a 5.2% rate during the second quarter. However, despite these significant growth rates, few price measure indicators have shown any meaningful signs of future price pressures at the consumer level, despite the lowest unemployment rates since 1970. With few signs of any economic slowdown, the Federal Reserve Board continued to raise short-term interest rates in February, March and May 2000. The Federal Reserve Board cited both the continued growth of US employment and the continued strength of US equity markets as reasons for attempting to moderate US economic growth before inflationary price pressures can occur.

However, since then fixed-income markets have largely ignored strong economic fundamentals and concentrated upon very positive technical supply factors. Declining bond issuance--both current, and more importantly, expected future issuance--helped push bond yields lower into mid-April 2000. In late January and early February 2000, the US Treasury announced its intention to reduce the amounts to be auctioned in the quarterly Treasury note and bond auctions. Furthermore, budgetary surpluses allowed the US Treasury to repurchase outstanding, higher-couponed Treasury issues, primarily in the 15-year and longer maturity sector. Both these actions resulted in significant reduction in the outstanding supply of longer-dated maturity US Treasury debt. Domestic and international investors quickly began to accumulate what was expected to become a scarce commodity and bond prices quickly rose.

By mid-April 2000, US Treasury bond yields had declined more than 80 basis points (0.80%) to 5.67%. During the remainder of the period, US Treasury bond prices were volatile as strong economic reports and investors' concerns of additional moves by the Federal Reserve Board occasionally overshadowed the positive technical position of the long-term US Treasury bond market.

Recently, a number of economic indicators have begun to suggest that the actions taken by the Federal Reserve Board in 1999 and early 2000 have started to affect US economic growth. Both new home sales and consumer spending have slowed, suggesting that economic growth may subside into a 4%--4.5% range by late 2000. In our opinion, this range of growth was targeted by the Federal Reserve Board as being sustainable, given current productivity measures, without endangering the present benign inflationary environment.

By June, investor focus returned to the dwindling supply of long- term US Treasury securities and bond prices generally rose for the remainder of the period. The decline in long-term US Treasury bond yields resulted in an inverted yield curve as short-term and intermediate-term interest rates did not fall proportionately to long-term interest rates as the Federal Reserve Board was expected to continue to raise short-term interest rates. The current inversion has had as much to do with debt reduction and US Treasury buybacks as with investor expectations of slower economic growth. During the last six months, US Treasury bond yields have declined more than 70 basis points to end the period at 5.78%, their lowest monthly closing level since May 1999.

Tax-exempt bond yields also have declined in recent months. The decline has largely been in response to the rally in US Treasury securities, as well as a continued positive technical supply environment. States such as California and Maryland have announced that their large current and anticipated future budget surpluses will permit the cancellation or postponement of expected bond issuance. Additionally, some issuers have also initiated tenders to repurchase existing debt, reducing the supply of tax-exempt bonds in the secondary market as well. Given the decline in available long- term US Treasury securities, some investors who need longer maturity investment vehicles have begun to consider long-term municipal bonds as potential substitutes. This has further strengthened the overall positive technical position of the tax-exempt market. During the last six months, long-term municipal revenue bond yields have declined nearly 50 basis points to 5.85%, their lowest level since late August 1999, as measured by the Bond Buyer Revenue Bond Index.

The recent relative underperformance of the municipal bond market in recent months has been especially disappointing given the strong technical position the tax-exempt bond market has enjoyed. The issuance of long-term tax-exempt securities has dramatically declined. During the last year, almost $200 billion in new long-term municipal securities was issued, a decline of almost 20% compared to the same period a year earlier. For the six months ended July 31, 2000, approximately $100 billion in new tax-exempt bonds was underwritten, a decline of 17% compared to the same period in 1999.


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


Although investors received more than $45 billion in coupon payments, bond maturities and the proceeds from early bond redemptions during June and July, overall investor demand has diminished. Long-term municipal bond mutual funds have seen consistent outflows in recent months as the yields of individual securities have risen faster than those larger, more diverse mutual funds. Thus far this year, tax-exempt mutual funds have had net redemptions of more than $12 billion.

However, the rate at which these redemptions have been occurring has slowed in recent months. Recent US equity market volatility, especially in the NASDAQ, has reduced some investor interest in the stock market. This investor interest, especially earlier this year, had been siphoning away demand for municipal bonds by retail investors. Also, the demand from property and casualty companies is expected to increase in the coming months. These firms are becoming more profitable after experiencing losses in the past few years resulting from a series of weather-related natural disasters. Yet as positive as the tax-exempt bond market's technical environment has been for much of this year, investor response to the reduction in both current and future supply of US Treasury bonds has been overwhelmingly positive and municipal bond yields have underperformed their taxable counterparts.

Significantly lower municipal bond yields are still likely to require weaker US employment growth and consumer spending. The actions taken in recent months by the Federal Reserve Board should eventually slow US economic growth. Recent declines in US new home sales are perhaps the first sign that consumer spending is being slowed by higher interest rates. Until further signs develop, it is likely that the municipal bond market's current favorable technical position will dampen significant tax-exempt interest rate volatility and provide a stable environment for eventual improvement in municipal bond prices.

Fiscal Year in Review
We entered the fiscal year ended July 31, 2000 in a defensive position in response to heightened economic growth and inflationary fears. During the first six months of the fiscal year, we initially retained our defensive position toward the municipal bond market, then gradually shifted to a neutral stance. We accomplished this shift by investing the majority of the Fund's cash reserve and by purchasing bonds with longer maturities in exchange for bonds with shorter maturities. Our goal in this shift of strategy was to both enhance shareholder income and to take advantage of the highest absolute municipal yields since the spring of 1997. During the last six months, we maintained our neutral investment position and fully invested status for the majority of the period. We found it prudent to maintain this position in anticipation of clearer signs regarding future economic growth and inflationary expectations. Our shift in strategy to a neutral stance from a defensive one aided the Fund's performance during the last six months as municipal yields declined in conjunction with the US Treasury market.

Colorado municipal bond issuance was comparatively heavy during the fiscal year, bucking the general trend in the municipal market. Colorado municipal issuance increased 15% from year-ago levels. The relatively strong amount of Colorado issuance did provide us with opportunities to improve the coupon structuring, call protection and issuer diversification of the Fund. Consequently though, the strong issuance also outweighed in-state demand at times, causing Colorado bonds to trade more akin to national levels. We continually monitor the call protection, credit quality, coupon structuring and diversification of the Fund in an effort to provide optimal performance. The decline in new municipal bond issuance can be traced, in part, to the strong fiscal performance of municipal entities at most levels of government.


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


Our strategy throughout the period resulted in above-average total return performance when compared to the industry average, as measured by the Lipper Analytical Services, Inc. Colorado Municipal Debt Funds Average. For the year ended July 31, 2000, the Fund's Class A, Class B, Class C and Class D Shares returned +2.67%, +2.15%, +1.94% and +2.57%, respectively, compared to the return of +1.78% for the Lipper Analytical Services, Inc. Colorado Municipal Debt Funds Average. (Investment results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 4 and 5 of this report to shareholders.) Looking ahead, we intend to remain fully invested in the municipal market in an effort to enhance shareholder income. We will also consider taking a more aggressive investment stance should the economic indicators continue to point to a cooling of growth and a more stable inflation environment.

In Conclusion
We appreciate your ongoing interest in Merrill Lynch Colorado Municipal Bond Fund, and we look forward to assisting you with your financial needs in the months and years ahead.

Sincerely,


(Terry K. Glenn)
Terry K. Glenn
President and Trustee


(Vincent R. Giordano)
Vincent R. Giordano
Senior Vice President


(Michael Kalinoski)
Michael Kalinoski
Vice President and Portfolio Manager


September 1, 2000


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


PERFORMANCE DATA

About Fund Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing SM System, which offers four pricing alternatives:

* Class A Shares incur a maximum initial sales charge (front-end load) of 4% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

* Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.25% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 10 years. (There is no initial sales charge for automatic share conversions.)

* Class C Shares are subject to a distribution fee of 0.35% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

* Class D Shares incur a maximum initial sales charge of 4% and an account maintenance fee of 0.10% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders. The Fund's Investment Adviser voluntarily waived a portion of its management fee. Without such waiver, the Fund's performance would have been lower.


Recent Performance Results*

                                                                 6 Month          12 Month     Since Inception    Standardized
As of July 31, 2000                                            Total Return     Total Return     Total Return     30-Day Yield
ML Colorado Municipal Bond Fund Class A Shares                     +6.37%           +2.67%          +32.01%            4.63%
ML Colorado Municipal Bond Fund Class B Shares                     +6.10            +2.15           +27.61             4.31
ML Colorado Municipal Bond Fund Class C Shares                     +5.93            +1.94           +34.33             4.21
ML Colorado Municipal Bond Fund Class D Shares                     +6.31            +2.57           +38.55             4.53


*Investment results shown do not reflect sales charges; results would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. The Fund's since inception total return periods are from 11/26/93 for Class A & Class B Shares and from 10/21/94 for Class C & Class D Shares.


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


PERFORMANCE DATA (concluded)

Total Return Based on a $10,000 Investment

A line graph depicting the growth of ML Colorado Municipal Bond Fund's Class A and Class B Shares compared with growth of the Lehman Brothers Municipal Bond Index++++. Beginning and ending values are:

                                     11/21/93**       7/00

ML Colorado Municipal Bond Fund++--
Class A Shares*                       $ 9,600        $12,672

ML Colorado Municipal Bond Fund++--
Class B Shares*                       $10,000        $12,761

Lehman Brothers Municipal Bond
Index++++                             $10,000        $14,329


A line graph depicting the growth of ML Colorado Municipal Bond Fund's Class C and Class D Shares compared with growth of the Lehman Brothers Municipal Bond Index++++. Beginning and ending values are:


                                     11/21/94**       7/00
ML Colorado Municipal Bond Fund++--
Class C Shares*                       $10,000        $13,433

ML Colorado Municipal Bond Fund++--
Class D Shares*                       $ 9,600        $13,301

Lehman Brothers Municipal Bond
Index++++                             $10,000        $14,849


   *Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.
  **Commencement of operations.
  ++ML Colorado Municipal Bond Fund invests primarily in long-term investment-grade obligations issued by or on behalf of the state of Colorado, its political subdivisions, agencies and instrumentalities and obligations of other qualifying issuers.
++++This unmanaged Index consists of long-term revenue bonds, prerefunded bonds, general obligation bonds and insured bonds. The starting date for the Index in the Class A & Class B Shares' graph is from 11/30/93 and in the Class C & Class D Shares' graph is from 10/31/94.


Average Annual Total Return

                                     % Return Without % Return With
                                       Sales Charge    Sales Charge**

Class A Shares*

One Year Ended 6/30/00                     +1.45%         -2.60%
Five Years Ended 6/30/00                   +4.99          +4.14
Inception (11/26/93) through 6/30/00       +4.09          +3.45

 *Maximum sales charge is 4%.
**Assuming maximum sales charge.


                                         % Return        % Return
                                       Without CDSC     With CDSC**

Class B Shares*

One Year Ended 6/30/00                     +0.94%         -2.93%
Five Years Ended 6/30/00                   +4.46          +4.46
Inception (11/26/93) through 6/30/00       +3.56          +3.56

 *Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.
**Assuming payment of applicable contingent deferred sales charge.


                                         % Return        % Return
                                       Without CDSC     With CDSC**

Class C Shares*

One Year Ended 6/30/00                     +0.73%         -0.24%
Five Years Ended 6/30/00                   +4.35          +4.35
Inception(10/21/94)through6/30/00          +5.08          +5.08


 *Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.
**Assuming payment of applicable contingent deferred sales charge.


                                     % Return Without % Return With
                                       Sales Charge    Sales Charge**

Class D Shares*

One Year Ended 6/30/00                     +1.25%         -2.80%
Five Years Ended 6/30/00                   +4.88          +4.03
Inception (10/21/94) through 6/30/00       +5.63          +4.87

 *Maximum sales charge is 4%.
**Assuming maximum sales charge.


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


PORTFOLIO ABBREVIATIONS

To simplify the listings of Merrill Lynch Colorado Municipal Bond Fund's portfolio holdings in the Schedule of Investments, we have abbreviated the names of many of the securities according to the list at right.

AMT      Alternative Minimum Tax (subject to)
GO       General Obligation Bonds
HFA      Housing Finance Agency
IDR      Industrial Development Revenue Bonds
M/F      Multi-Family
PCR      Pollution Control Revenue Bonds
S/F      Single-Family
VRDN     Variable Rate Demand Notes

SCHEDULE OF INVESTMENTS                                                                                   (in Thousands)

S&P      Moody's   Face
Ratings  Ratings  Amount                                 Issue                                                    Value
Colorado--98.6%
AAA      Aaa     $1,000   Arapahoe County, Colorado, Capital Improvement Trust Fund, Highway Revenue
                          Bonds (E-470 Vehicle Registration), 6.15% due 8/31/2026 (e)                            $ 1,035

                          Arvada, Colorado, Sales and Use Tax Revenue Refunding and Improvement Bonds (b):
AAA      NR*        325     6.25% due 12/01/2017                                                                     338
AAA      Aaa        600     6.25% due 12/01/2017 (f)                                                                 620

AAA      Aaa        500   Bayfield, Colorado, Joint School District No. 10 Revenue Bonds, GO, 6.65% due
                          6/01/2015 (e)(f)                                                                           544

AAA      NR*        555   Boulder County, Colorado, M/F Mortgage Revenue Bonds (Sinton Apartments Project),
                          AMT, 6.625% due 7/01/2034 (c)                                                              569

AAA      Aaa        500   Clear Creek, Colorado, School District No. RE1, GO, 6.25% due 12/01/2014 (d)               541

NR*      Aa2      1,000   Colorado HFA, Revenue Bonds (S/F Program), AMT, Senior Series B-2, 6.80%
                          due 4/01/2030                                                                            1,075

                          Colorado HFA, Revenue Refunding Bonds (S/F Program):
NR*      Aa2        620     AMT, Senior Series A-2, 7.50% due 4/01/2031                                              704
AA       Aa2        500     AMT, Senior Series B-2, 7.25% due 10/01/2031                                             561
NR*      Aa2        860     AMT, Senior Series B-3, 6.80% due 11/01/2028                                             935
AA       Aa2        500     AMT, Senior Series C-2, 7.25% due 10/01/2031                                             561
NR*      Aa2      1,000     Senior Series A-3, 6.50% due 11/01/2029                                                1,059

NR*      Aaa      1,000   Colorado Health Facilities Authority, Hospital Revenue Bonds (Poudre Valley
                          Health Care), Series A, 5.625% due 12/01/2019 (d)                                        1,000

AAA      Aaa      1,000   Colorado Water Resource and Power Development Authority, Clean Water Revenue
                          Bonds, Series A, 6.30% due 9/01/2014                                                     1,047

AAA      Aaa        550   Colorado Water Resource and Power Development Authority, Small Water Resource
                          Revenue Bonds, Series A, 5.80% due 11/01/2020 (b)                                          558

AAA      Aaa        500   Denver, Colorado, City and County Airport Revenue Bonds, AMT, Series D, 7.75% due
                          11/15/2013                                                                                 602

AAA      Aaa      1,700   Denver, Colorado, City and County Airport Revenue Refunding Bonds, Series E,
                          5.25% due 11/15/2023 (e)                                                                 1,606

AA-      Aa3      2,000   Denver, Colorado, City and County School District No. 1, GO, Refunding, Series A,
                          6.50% due 12/01/2010                                                                     2,259

AA-      Aa3      1,000   El Paso County, Colorado, School District No. 11, GO (Colorado Springs), 6.50%
                          due 12/01/2010                                                                           1,126

NR*      Aa1        750   El Paso County, Colorado, School District No. 12, GO (Cheyenne Mountain),
                          6.65% due 9/15/2014 (f)                                                                    819


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


SCHEDULE OF INVESTMENTS                                                                                   (in Thousands)

S&P      Moody's   Face
Ratings  Ratings  Amount                                 Issue                                                    Value

Colorado (concluded)
NR*      NR*     $  850   Highlands Ranch, Colorado, Metropolitan District No. 4, GO, Refunding, Series A,
                          6.30% due 12/01/2017                                                                   $   847

AA       NR*      1,000   Interlocken, Colorado, GO, Refunding (Metropolitan District), Series A, 5.75%
                          due 12/15/2019                                                                           1,000

AAA      Aaa        240   La Plata County, Colorado, School District No. 9-R, GO (Durango), 6.60% due
                          11/01/2017 (b)                                                                             252

AAA      VMIG1++    400   Moffat County, Colorado, PCR, Refunding (Pacificorp Projects), VRDN, 4.25% due
                          5/01/2013 (a)(g)                                                                           400

NR*      A2         750   Pitkin County, Colorado, GO, Refunding and Improvement Bonds, 6.875% due
                          12/01/2024                                                                                 814

A1       NR*        200   Pitkin County, Colorado, IDR, Refunding (Aspen Skiing Company Project), VRDN,
                          Series A, 4.35% due 4/01/2016 (g)                                                          200

Total Investments (Cost--$20,320)--98.6%                                                                          21,072

Other Assets Less Liabilities--1.4%                                                                                  292
                                                                                                                 -------
Net Assets--100.0%                                                                                               $21,364
                                                                                                                 =======

(a)AMBAC Insured.
(b)FGIC Insured.
(c)FHA Insured.
(d)FSA Insured.
(e)MBIA Insured.
(f)Prerefunded.
(g)The interest rate is subject to change periodically based upon prevailing market rates. The interest rate shown is the rate in effect at July 31, 2000.
  *Not Rated.
 ++Highest short-term rating by Moody's Investors Service, Inc. Ratings of issues shown have not been audited by Deloitte & Touche LLP.

See Notes to Financial Statements.


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


FINANCIAL INFORMATION

Statement of Assets and Liabilities as of July 31, 2000
Assets:             Investments, at value (identified cost--$20,319,936)                                    $ 21,071,690
                    Cash                                                                                          58,771
                    Interest receivable                                                                          307,519
                    Prepaid registration fees and other assets                                                    25,710
                                                                                                            ------------
                    Total assets                                                                              21,463,690
                                                                                                            ------------

Liabilities:        Payables:
                      Dividends to shareholders                                            $     19,321
                      Distributor                                                                 4,753
                      Investment adviser                                                          4,276
                      Beneficial interest redeemed                                                2,036           30,386
                                                                                           ------------
                    Accrued expenses and other liabilities                                                        69,017
                                                                                                            ------------
                    Total liabilities                                                                             99,403
                                                                                                            ------------

Net Assets:         Net assets                                                                              $ 21,364,287
                                                                                                            ============

Net Assets          Class A Shares of beneficial interest, $.10 par value,
Consist of:         unlimited number of shares authorized                                                   $     76,713
                    Class B Shares of beneficial interest, $.10 par value,
                    unlimited number of shares authorized                                                        110,175
                    Class C Shares of beneficial interest, $.10 par value,
                    unlimited number of shares authorized                                                          6,066
                    Class D Shares of beneficial interest, $.10 par value,
                    unlimited number of shares authorized                                                         32,618
                    Paid-in capital in excess of par                                                          22,150,606
                    Accumulated realized capital losses on investments--net                                   (1,763,645)
                    Unrealized appreciation on investments--net                                                  751,754
                                                                                                            ------------
                    Net assets                                                                              $ 21,364,287
                                                                                                            ============

Net Asset Value:    Class A--Based on net assets of $7,266,303 and 767,129 shares of
                    beneficial interest outstanding                                                         $       9.47
                                                                                                            ============
                    Class B--Based on net assets of $10,435,513 and 1,101,747 shares of
                    beneficial interest outstanding                                                         $       9.47
                                                                                                            ============
                    Class C--Based on net assets of $574,701 and 60,655 shares of
                    beneficial interest outstanding                                                         $       9.47
                                                                                                            ============
                    Class D--Based on net assets of $3,087,770 and 326,181 shares of
                    beneficial interest outstanding                                                         $       9.47
                                                                                                            ============

                    See Notes to Financial Statements.


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


FINANCIAL INFORMATION (continued)


Statement of Operations

                                                                                                      For the Year Ended
                                                                                                           July 31, 2000
Investment Income:  Interest and amortization of premium and discount earned                                $  1,395,007

Expenses:           Investment advisory fees                                               $    131,853
                    Professional fees                                                            71,818
                    Account maintenance and distribution fees--Class B                           60,439
                    Accounting services                                                          56,048
                    Printing and shareholder reports                                             42,020
                    Transfer agent fees--Class B                                                  7,871
                    Transfer agent fees--Class A                                                  4,398
                    Trustees' fees and expenses                                                   4,221
                    Account maintenance and distribution fees--Class C                            4,047
                    Custodian fees                                                                3,746
                    Registration fees                                                             3,595
                    Account maintenance fees--Class D                                             3,352
                    Pricing fees                                                                  3,246
                    Transfer agent fees--Class D                                                  1,876
                    Transfer agent fees--Class C                                                    451
                    Other                                                                         2,969
                                                                                           ------------
                    Total expenses before reimbursement                                         401,950
                    Reimbursement of expenses                                                   (71,920)
                                                                                           ------------
                    Total expenses after reimbursement                                                           330,030
                                                                                                            ------------
                    Investment income--net                                                                     1,064,977
                                                                                                            ------------

Realized &          Realized loss on investments--net                                                           (970,546)
Unrealized          Change in unrealized appreciation on investments--net                                        291,069
Gain (Loss) on                                                                                              ------------
Investments--Net:   Net Increase in Net Assets Resulting from Operations                                    $    385,500
                                                                                                            ============

                    See Notes to Financial Statements.


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


FINANCIAL INFORMATION (continued)


Statements of Changes in Net Assets

                                                                                           For the Year Ended July 31,
Increase (Decrease) in Net Assets:                                                             2000             1999
Operations:         Investment income--net                                                 $  1,064,977     $  1,155,910
                    Realized gain (loss) on investments--net                                   (970,546)          30,236
                    Change in unrealized appreciation on investments--net                       291,069         (853,621)
                                                                                           ------------     ------------
                    Net increase in net assets resulting from operations                        385,500          332,525
                                                                                           ------------     ------------

Dividends to        Investment income--net:
Shareholders:         Class A                                                                  (371,970)        (415,669)
                      Class B                                                                  (509,985)        (603,837)
                      Class C                                                                   (27,748)         (31,559)
                      Class D                                                                  (155,274)        (104,845)
                                                                                           ------------     ------------
                    Net decrease in net assets resulting from dividends to
                    shareholders                                                             (1,064,977)      (1,155,910)
                                                                                           ------------     ------------

Beneficial          Net increase (decrease) in net assets derived from beneficial
Interest            interest transactions                                                    (5,467,208)         620,215
Transactions:                                                                              ------------     ------------

Net Assets:         Total decrease in net assets                                             (6,146,685)        (203,170)
                    Beginning of year                                                        27,510,972       27,714,142
                                                                                           ------------     ------------
                    End of year                                                            $ 21,364,287     $ 27,510,972
                                                                                           ============     ============

                    See Notes to Financial Statements.


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


FINANCIAL INFORMATION (continued)


Financial Highlights

The following per share data and ratios have been derived                                  Class A
from information provided in the financial statements.                           For the Year Ended July 31,
Increase (Decrease) in Net Asset Value:                                  2000       1999     1998       1997      1996
Per Share           Net asset value, beginning of year                $   9.67   $   9.96  $   9.89  $   9.45   $   9.41
Operating                                                             --------   --------  --------  --------   --------
Performance:        Investment income--net                                 .44        .44       .47       .47        .50
                    Realized and unrealized gain (loss) on
                    investments--net                                     (.20)      (.29)       .07       .44        .04
                                                                      --------   --------  --------  --------   --------
                    Total from investment operations                       .24        .15       .54       .91        .54
                                                                      --------   --------  --------  --------   --------
                    Less dividends from investment income--net           (.44)      (.44)     (.47)     (.47)      (.50)
                                                                      --------   --------  --------  --------   --------
                    Net asset value, end of year                      $   9.47   $   9.67  $   9.96  $   9.89   $   9.45
                                                                      ========   ========  ========  ========   ========

Total Investment    Based on net asset value per share                   2.67%      1.45%     5.56%     9.93%      5.83%
Return:*                                                              ========   ========  ========  ========   ========

Ratios to Average   Expenses, net of reimbursement                       1.09%       .98%      .72%      .62%       .47%
Net Assets:                                                           ========   ========  ========  ========   ========
                    Expenses                                             1.38%      1.31%     1.07%     1.05%      1.12%
                                                                      ========   ========  ========  ========   ========
                    Investment income--net                               4.72%      4.41%     4.69%     4.94%      5.24%
                                                                      ========   ========  ========  ========   ========

Supplemental        Net assets, end of year (in thousands)            $  7,266   $  8,946  $  9,336  $  8,481   $  8,777
Data:                                                                 ========   ========  ========  ========   ========
                    Portfolio turnover                                  98.05%     79.49%   131.91%   108.22%     49.13%
                                                                      ========   ========  ========  ========   ========

                   *Total investment returns exclude the effects of sales
                    charges.

                    See Notes to Financial Statements.


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


FINANCIAL INFORMATION (continued)


Financial Highlights (continued)

The following per share data and ratios have been derived                                  Class B
from information provided in the financial statements.                           For the Year Ended July 31,
Increase (Decrease) in Net Asset Value:                                  2000       1999     1998      1997       1996
Per Share           Net asset value, beginning of year                $   9.67   $   9.96  $   9.89  $   9.45   $   9.41
Operating                                                             --------   --------  --------  --------   --------
Performance:        Investment income--net                                 .39        .39       .42       .42        .45
                    Realized and unrealized gain (loss) on
                    investments--net                                      (.20)      (.29)      .07       .44        .04
                                                                      --------   --------  --------  --------   --------
                    Total from investment operations                       .19        .10       .49       .86        .49
                                                                      --------   --------  --------  --------   --------
                    Less dividends from investment income--net            (.39)      (.39)     (.42)     (.42)      (.45)
                                                                      --------   --------  --------  --------   --------
                    Net asset value, end of year                      $   9.47   $   9.67  $   9.96  $   9.89   $   9.45
                                                                      ========   ========  ========  ========   ========

Total Investment    Based on net asset value per share                   2.15%       .94%     5.03%     9.38%      5.29%
Return:*                                                              ========   ========  ========  ========   ========

Ratios to Average   Expenses, net of reimbursement                       1.59%      1.49%     1.23%     1.13%       .98%
Net Assets:                                                           ========   ========  ========  ========   ========
                    Expenses                                             1.89%      1.81%     1.58%     1.56%      1.62%
                                                                      ========   ========  ========  ========   ========
                    Investment income--net                               4.21%      3.90%     4.19%     4.43%      4.73%
                                                                      ========   ========  ========  ========   ========

Supplemental        Net assets, end of year (in thousands)            $ 10,435   $ 14,059  $ 15,588  $ 18,987   $ 18,407
Data:                                                                 ========   ========  ========  ========   ========
                    Portfolio turnover                                  98.05%     79.49%   131.91%   108.22%     49.13%
                                                                      ========   ========  ========  ========   ========


                   *Total investment returns exclude the effects of sales
                    charges.

                    See Notes to Financial Statements.



Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


FINANCIAL INFORMATION (continued)


Financial Highlights (continued)

The following per share data and ratios have been derived                                  Class C
from information provided in the financial statements.                           For the Year Ended July 31,
Increase (Decrease) in Net Asset Value:                                  2000     1999       1998      1997       1996
Per Share           Net asset value, beginning of year                $   9.68   $   9.97  $   9.89  $   9.46   $   9.41
Operating                                                             --------   --------  --------  --------   --------
Performance:        Investment income--net                                 .38        .38       .41       .41        .44
                    Realized and unrealized gain (loss) on
                    investments--net                                     (.21)      (.29)       .08       .43        .05
                                                                      --------   --------  --------  --------   --------
                    Total from investment operations                       .17        .09       .49       .84        .49
                                                                      --------   --------  --------  --------   --------
                    Less dividends from investment income--net           (.38)      (.38)     (.41)     (.41)      (.44)
                                                                      --------   --------  --------  --------   --------
                    Net asset value, end of year                      $   9.47   $   9.68  $   9.97  $   9.89   $   9.46
                                                                      ========   ========  ========  ========   ========

Total Investment    Based on net asset value per share                   1.94%       .84%     5.03%     9.15%      5.29%
Return:*                                                              ========   ========  ========  ========   ========

Ratios to Average   Expenses, net of reimbursement                       1.70%      1.60%     1.33%     1.23%      1.09%
Net Assets:                                                           ========   ========  ========  ========   ========
                    Expenses                                             2.00%      1.92%     1.68%     1.66%      1.72%
                                                                      ========   ========  ========  ========   ========
                    Investment income--net                               4.10%      3.79%     4.08%     4.33%      4.62%
                                                                      ========   ========  ========  ========   ========

Supplemental        Net assets, end of year (in thousands)            $    575   $    826  $    674  $    578   $    449
Data:                                                                 ========   ========  ========  ========   ========
                    Portfolio turnover                                  98.05%     79.49%   131.91%   108.22%     49.13%
                                                                      ========   ========  ========  ========   ========


                   *Total investment returns exclude the effects of sales
                    charges.

                    See Notes to Financial Statements.


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


FINANCIAL INFORMATION (concluded)


Financial Highlights (concluded)

The following per share data and ratios have been derived                                  Class D
from information provided in the financial statements.                           For the Year Ended July 31,
Increase (Decrease) in Net Asset Value:                                  2000       1999     1998      1997       1996
Per Share           Net asset value, beginning of year                $   9.67   $   9.96  $   9.88  $   9.45   $   9.40
Operating                                                             --------   --------  --------  --------   --------
Performance:        Investment income--net                                 .43        .43       .46       .46        .49
                    Realized and unrealized gain (loss) on
                    investments--net                                      (.20)      (.29)      .08       .43        .05
                                                                      --------   --------  --------  --------   --------
                    Total from investment operations                       .23        .14       .54       .89        .54
                                                                      --------   --------  --------  --------   --------
                    Less dividends from investment income--net           (.43)      (.43)     (.46)     (.46)      (.49)
                                                                      --------   --------  --------  --------   --------
                    Net asset value, end of year                      $   9.47   $   9.67  $   9.96  $   9.88   $   9.45
                                                                      ========   ========  ========  ========   ========

Total Investment    Based on net asset value per share                   2.57%      1.35%     5.56%     9.71%      5.84%
Return:*                                                              ========   ========  ========  ========   ========

Ratios to Average   Expenses, net of reimbursement                       1.18%      1.10%      .82%      .72%       .58%
Net Assets:                                                           ========   ========  ========  ========   ========
                    Expenses                                             1.48%      1.42%     1.17%     1.15%      1.21%
                                                                      ========   ========  ========  ========   ========
                    Investment income--net                               4.62%      4.29%     4.59%     4.84%      5.13%
                                                                      ========   ========  ========  ========   ========

Supplemental        Net assets, end of year (in thousands)            $  3,088   $  3,680  $  2,116  $  2,647   $  2,173
Data:                                                                 ========   ========  ========  ========   ========
                    Portfolio turnover                                  98.05%     79.49%   131.91%   108.22%     49.13%
                                                                      ========   ========  ========  ========   ========

                   *Total investment returns exclude the effects of sales
                    charges.

                    See Notes to Financial Statements.


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:
Merrill Lynch Colorado Municipal Bond Fund (the "Fund") is part of Merrill Lynch Multi-State Municipal Series Trust (the "Trust"). The Fund is registered under the Investment Company Act of 1940 as a non- diversified, open-end management investment company. The Fund's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The Fund offers four classes of shares under the Merrill Lynch Select Pricing SM System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Municipal bonds and other portfolio securities in which the Fund invests are traded primarily in the over-the-counter municipal bond and money markets and are valued at the last available bid price in the over-the-counter market or on the basis of yield equivalents as obtained from one or more dealers that make markets in the securities. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their settlement prices as of the close of such exchanges. Short-term investments with remaining maturities of sixty days or less are valued at amortized cost, which approximates market value. Secu-rities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Trustees of the Trust, including valuations furnished by a pricing service retained by the Trust, which may utilize a matrix system for valuations. The procedures of the pricing service and its valuations are reviewed by the officers of the Trust under the general supervision of the Trustees.

(b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

(c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

(d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Interest income is recognized on the accrual basis. Discounts and market premiums are amortized into interest income. Realized gains and losses on security transactions are determined on the identified cost basis.

(e) Prepaid registration feess--Prepaid registration fees are charged to expense as the related shares are issued.

(f) Dividends and distributions--Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.

2. Investment Advisory Agreement and
Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000

NOTES TO FINANCIAL STATEMENTS (concluded)


FAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee based upon the average daily value of the Fund's net assets at the following annual rates: .55% of the Fund's average daily net assets not exceeding $500 million; .525% of average daily net assets in excess of $500 million but not exceeding $1 billion; and .50% of average daily net assets in excess of $1 billion.

For the year ended July 31, 2000, FAM earned fees of $131,853, of which $71,920 was voluntarily waived.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:


                                       Account       Distribution
                                   Maintenance Fee        Fee

Class B                                  .25%            .25%
Class C                                  .25%            .35%
Class D                                  .10%             --


Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the year ended July 31, 2000, FAMD earned underwriting discounts and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

                                         FAMD         MLPF&S

Class A                                  $114         $  633
Class D                                  $180         $2,500


For the year ended July 31, 2000, MLPF&S received contingent deferred sales charges of $13,399 and $612 relating to transactions in Class B and Class C Shares, respectively.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Accounting services are provided to the Fund by FAM at cost.

Certain officers and/or trustees of the Fund are officers and/or directors of FAM, PSI, FDS, FAMD, and/or ML & Co.

3. Investments:
Purchases and sales of investments, excluding short-term securities, for the year ended July 31, 2000 were $22,141,434 and $24,428,163, respectively.

Net realized losses for the year ended July 31, 2000, and unrealized gains as of July 31, 2000 were as follows:


                                     Realized    Unrealized
                                      Losses        Gains

Long-term investments              $ (943,281)    $  751,754
Financial futures contracts           (27,265)            --
                                   ----------     ----------
Total                              $ (970,546)    $  751,754
                                   ==========     ==========


As of July 31, 2000, net unrealized appreciation for Federal income tax purposes aggregated $751,754, of which $799,585 was related to appreciated securities and $47,831 was related to depreciated securities. The aggregate cost of investments at July 31, 2000 for Federal income tax purposes was $20,319,936.


4. Beneficial Interest Transactions:
Net increase (decrease) in net assets derived from beneficial interest transactions was $(5,467,208) and $620,215 for the years ended July 31, 2000 and July 31, 1999, respectively.

Transactions in shares of beneficial interest for each class were as follows:


Class A Shares for the Year                         Dollar
Ended July 31, 2000                   Shares        Amount

Shares sold                            25,587    $   238,290
Shares issued to shareholders
in reinvestment of dividends            6,625         61,756
                                   ----------    -----------
Total issued                           32,212        300,046
Shares redeemed                      (189,897)    (1,764,325)
                                   ----------    -----------
Net decrease                         (157,685)   $(1,464,279)
                                   ==========    ===========


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


Class A Shares for the Year                         Dollar
Ended July 31, 1999                   Shares        Amount

Shares sold                            94,007    $   954,456
Shares issued to shareholders
in reinvestment of dividends            8,622         86,652
                                   ----------    -----------
Total issued                          102,629      1,041,108
Shares redeemed                      (114,708)    (1,154,651)
                                   ----------    -----------
Net decrease                          (12,079)   $  (113,543)
                                   ==========    ===========


Class B Shares for the Year                         Dollar
Ended July 31, 2000                   Shares        Amount

Shares sold                            83,785    $   783,025
Shares issued to shareholders
in reinvestment of dividends           25,643        238,984
                                   ----------    -----------
Total issued                          109,428      1,022,009
Automatic conversion of shares           (697)        (6,514)
Shares redeemed                      (460,480)    (4,288,636)
                                   ----------    -----------
Net decrease                         (351,749)   $(3,273,141)
                                   ==========    ===========


Class B Shares for the Year                         Dollar
Ended July 31, 1999                   Shares        Amount

Shares sold                           207,946    $ 2,088,502
Shares issued to shareholders
in reinvestment of dividends           29,410        295,503
                                   ----------    -----------
Total issued                          237,356      2,384,005
Automatic conversion of shares         (2,233)       (22,164)
Shares redeemed                      (345,950)    (3,462,280)
                                   ----------    -----------
Net decrease                         (110,827)   $(1,100,439)
                                   ==========    ===========



Class C Shares for the Year                         Dollar
Ended July 31, 2000                   Shares        Amount

Shares sold                             9,348    $    86,815
Shares issued to shareholders
in reinvestment of dividends            2,199         20,500
                                   ----------    -----------
Total issued                           11,547        107,315
Shares redeemed                       (36,296)      (338,910)
                                   ----------    -----------
Net decrease                          (24,749)   $  (231,595)
                                   ==========    ===========


Class C Shares for the Year                         Dollar
Ended July 31, 1999                   Shares        Amount

Shares sold                            68,437    $   688,318
Shares issued to shareholders
in reinvestment of dividends            2,499         25,089
                                   ----------    -----------
Total issued                           70,936        713,407
Shares redeemed                       (53,111)      (533,397)
                                   ----------    -----------
Net increase                           17,825    $   180,010
                                   ==========    ===========



Class D Shares for the Year                         Dollar
Ended July 31, 2000                   Shares        Amount

Shares sold                            52,039   $    487,497
Automatic conversion of shares            698          6,514
Shares issued to shareholders
in reinvestment of dividends            8,528         79,399
                                   ----------    -----------
Total issued                           61,265        573,410
Shares redeemed                      (115,770)    (1,071,603)
                                   ----------    -----------
Net decrease                          (54,505)   $  (498,193)
                                   ==========    ===========


Class D Shares for the Year                         Dollar
Ended July 31, 1999                   Shares        Amount

Shares sold                           226,589    $ 2,237,707
Automatic conversion of shares          2,233         22,164
Shares issued to shareholders
in reinvestment of dividends            3,748         37,526
                                   ----------    -----------
Total issued                          232,570      2,297,397
Shares redeemed                       (64,362)      (643,210)
                                   ----------    -----------
Net increase                          168,208    $ 1,654,187
                                   ==========    ===========


5. Short-Term Borrowings:

On December 3, 1999, the Fund, along with certain other funds managed by FAM and its affiliates, entered into a one-year, unsecured $1,000,000,000 credit agreement with The Bank of New York and other lenders. The funds may borrow money for temporary or emergency purposes to meet shareholder redemptions. Each fund may borrow up to the maximum amount allowable under the fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The funds collectively pay a commitment fee of .09% per annum on the available portion of the facility. Amounts borrowed under the facility bear interest at the Federal Funds rate plus .50%. The Fund did not borrow from the facility during the year ended July 31, 2000.

6. Capital Loss Carryforward:
At July 31, 2000, the Fund had a net capital loss carryforward of approximately $935,000, of which $172,000 expires in 2003, $126,000 expires in 2004 and $637,000 expires in 2008. This amount will be available to offset like amounts of any future taxable gains.


INDEPENDENT AUDITORS' REPORT

The Board of Trustees and Shareholders, Merrill Lynch Colorado Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch Colorado Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust as of July 31, 2000, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at July 31, 2000 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Colorado Municipal Bond Fund of Merrill Lynch Multi- State Municipal Series Trust as of July 31, 2000, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Princeton, New Jersey
September 8, 2000


IMPORTANT TAX INFORMATION (unaudited)

All of the net investment income distributions paid monthly by Merrill Lynch Colorado Municipal Bond Fund during its taxable year ended July 31, 2000 qualify as tax-exempt interest dividends for Federal income tax purposes.

Additionally, there were no capital gains distributions by the Fund during the year.

Please retain this information for your records.


Merrill Lynch Colorado Municipal Bond Fund
July 31, 2000


OFFICERS AND TRUSTEES

Terry K. Glenn, President and Trustee
James H. Bodurtha, Trustee
Herbert I. London, Trustee
Joseph L. May, Trustee
Andre F. Perold, Trustee
Arthur Zeikel, Trustee
Vincent R. Giordano, Senior Vice President
Kenneth A. Jacob, Vice President
Michael A. Kalinoski, Vice President
Donald C. Burke, Vice President and Treasurer
Alice A. Pellegrino, Secretary

Custodian
State Street Bank and Trust Company
P.O. Box 351
Boston, MA 02101

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863